Exhibit 10

Amendment No. 1

PokerTek, Inc. 1150 Crews Road, Suite F Matthews, NC 28105 704.849.0860 Referred to as “PokerTek”	Lyle Berman Gehrig White James Crawford Arthur Lomax All c/o PokerTek, Inc. 1150 Crews Road, Suite F Matthews, NC 28105 Collectively referred to as “Purchasers”

THIS Amendment No. 1 to the Secured Promissory Note, dated on or about March 21, 2008, by and between PokerTek and the Purchasers (such Agreement hereinafter referred to as the “Agreement”) is entered into this 9th day of July, 2009 (“Effective Date”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereby agree as follows:

1.   Interest and Maturity. Section 2 of the Agreement is hereby deleted in its entirety, and replaced with the following text:

Interest and Maturity.  The Company promises to pay interest on the unpaid principal amount from and after the date hereof at the option of the Holder, payable monthly, at the rate of (a) nine percent (9%) per annum payable in cash or (b) thirteen percent (13%) per annum payable in common stock of the Company, at an individual Holder’s election, calculated as the interest amount due and owing for the month divided by the average price per share of the Company’s common stock trading on the NASDAQ Capital Market for the last ten trading days of a given calendar month; provided, however, that if such average price per share calculation is less than the closing bid price on the date of this amendment, such closing bid price on the date of this amendment shall be used.  Notwithstanding any other provision of the Agreement, an individual Holder shall always be able to personally elect whether he is paid in cash or common stock under this Section 2. For the sake of clarity, notwithstanding anything in either the Agreement or the Note Purchase Agreement, the Holders, collectively, shall not have the ability to amend any agreement to provide that an individual Holder must choose to be repaid in common stock. Put differently, the Holders cannot force an individual Purchaser to convert his note into stock.

The Company agrees to make such calculation and submit to the Board of Directors a resolution for the issuance of such shares, and thereafter deliver such resolution with instructions for issuance of the shares to its transfer agent.  After an election is made by a Holder, the Holder can change his election upon 30 days prior written notice to the Chief Financial Officer of the Company, and the new interest election shall be effective for the next payment date after the notice was given.   Unless prepaid earlier as set forth below, all unpaid principal and unpaid accrued interest on this Note shall be due and payable on March 21, 2012 (the “Maturity Date”).  This Note is being issued pursuant to, and it is subject to the terms of the Note Purchase Agreement among the Company, the Holder and the Purchasers attached as Exhibit A thereto, dated as of March 21, 2008 (the “Purchase Agreement”), and the Security Agreement between the Company and the Secured Parties (as defined therein), dated March 21, 2008 (the “Security Agreement”).  In the event of any conflict between this Note and the Purchase Agreement, the terms of this Note will control.  The assets of the Company defined as “Collateral” in the Security Agreement shall serve as security for repayment of this Note, as further described in the Security Agreement.

2. Purchaser Acknowledgment. Each Purchaser acknowledges that he has had the opportunity to consult legal counsel concerning this Agreement, that the Purchaser has read and understands this Amendment, that the Purchaser is fully aware of its legal effect, and that the Purchaser has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Amendment.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Effect of Amendment. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and affirmed. Any contrary or additional terms and conditions attached to or part of any purchase order or similar document related to this Agreement shall be invalid and non-binding on the parties

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the Effective Date.

POKERTEK:		PURCHASER:
By:	/s/ Mark Roberson	By:	/s/ Lyle Berman
Print Name:	Mark Roberson	Print Name:	Lyle Berman
Title:	Acting CEO & CFO	Title:	Chairman
Date:	July 9, 2009	Date:	July 6, 2009

PURCHASER:		PURCHASER:
By:		By:	/s/ Arthur Lomax
Print Name:	Gehrig White	Print Name:	Arthur Lomax
Title:	Vice Chairman	Title:	Director
Date:		Date:	July 6, 2009

PURCHASER:
By:	/s/ James Crawford
Print Name:	James Crawford
Title:	President & Director
Date:	July 9, 2009